The Registrant has requested confidential treatment of this draft registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Exhibit 10.48

February 25, 2017

Rod O’Reilly

[address]

Dear Rod:

This letter agreement (the “Agreement”) summarizes and confirms the terms and conditions for your position created as a result of your present employer, McKesson Medical Imaging Company, currently doing business as Imaging and Workflow Solutions (“IWS Canada”), becoming part of the joint venture between McKesson Corporation and Change Healthcare (the “Joint Venture”). You acknowledge that the present terms and conditions of your employment with IWS Canada will remain in effect until closing of this transaction (the “Closing Date”), anticipated in the first quarter of 2017; at which time the terms of this Agreement will prevail.

This Agreement is deemed to include all attachments, specifically;

(a)	Exhibit “A” Duties, Responsibilities and Compensation;

(b)	Exhibit “B” Previous inventions and/or developments; and

(c)	Exhibit “C” International Assignment letter dated February 28, 2017

For the purposes of this Agreement, the term “Company” includes your employer, IWS Canada and, where applicable, Change Healthcare Operations, LLC and/or any of their subsidiaries, affiliates, corporate parents, successors and/or assigns.

You agree and acknowledge that your employment or continued employment with the Company, your relationship with the Company, all monies, commissions, benefits, equity awards, equity grants, incentive payments, bonus and/or trade secrets, training, and access to Company Information, Customer Information, or Third Party Information (as defined in this Agreement) and other good and valuable consideration provided to you, constitute good and sufficient consideration to support this Agreement.

1.	Position

1.1

Effective on the Closing Date you are being offered the position of EVP & President of Software & Analytics reporting to Neil de Crescenzo, President and CEO. A description of the duties and responsibilities of your position is attached as Exhibit A. Your duties and responsibilities, as well as the job title referenced above, may be altered at the sole discretion of the Company provided that any alteration will be consistent with the duties and responsibilities of similar positions within the Company.

2.	Remuneration

2.1	In consideration of your agreement to the terms and conditions set out in this Agreement, details of your proposed compensation package are attached as part of Exhibit A.

The Registrant has requested confidential treatment of this draft registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

2.2

In all cases, the Company’s MIP, RSU, and Long Term Incentive (collectively referred to herein as “Variable Compensation”) plan documents will govern the operation and interpretation of the plan(s), including any and all amendments to and/or assignments of the plan(s). The Company reserves the right to amend its Variable Compensation plans, including participation at any time. Your participation in the Variable Compensation plans is subject to the specific terms and conditions of each plan.

2.3	Your participation in the Variable Compensation plans on an ongoing basis will depend on your individual performance and contribution to the Company’s success.

2.4

You will be eligible for benefit coverage under the Company’s health and welfare insurance plans covering all salaried employees, in accordance with the terms of such plan, as amended by the Company or the benefit provider(s) from time to time. You acknowledge that the Company provides access to the benefits only and does not warrant their provision. The Company may change benefits and benefit providers in its absolute discretion. You confirm and agree that the benefit coverage is subject to the terms, conditions and limitations of the applicable plan and the benefit provider(s). At the time of execution of this Agreement, and pursuant to the International Assignment Letter, subject to the limitations in this paragraph, the Company confirms that you and your dependents are covered under designated Cigna benefit plans for health insurance and other benefits.

2.5	You will be entitled to annual vacation leave as provided under the Company’s employee vacation policy as may be amended at the sole discretion of the Company.

3.	General Employment Matters

3.1	You acknowledge that you must have a credit rating sufficient to qualify for a Company credit card.

3.2

As you are in a senior management position, you are not entitled to any overtime. It is expected that you will work such hours as are necessary to get the job done, and this may require hours at nights and on weekends. You will have no set hours of work in your position but the Company expects you to work such hours as are required to ensure the timely and efficient completion of your duties.

3.3	You will be entitled to reimbursement of all reasonable business-related expenses, including business related automobile costs at the designated rate per kilometer, subject to the Company’s approval.

4.	Policies

4.1

The Company has a number of policies and procedures that apply to employees during the course of their employment. Most of these policies are contained on the Company’s intranet to which you have been provided access. All employees are required to follow the policies and procedures that are in effect from time to time. The Company reserves the right to alter the policies and procedures upon reasonable notice to you.

The Registrant has requested confidential treatment of this draft registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

5.	Standards And Devotion

5.1

At all times during your employment with the Company, you will devote your best efforts to the performance of your duties and the advancement of the Company and will not engage in any other employment, profitable activities, or other pursuits, remunerative or non remunerative, which would cause any interference with the performance of your duties and obligations under this Agreement, or which otherwise is or may be against the interests of or in competition with the Company, and/or would cause you to use or disclose Company Information, Customer Information, Third Party Information or Company Property (as defined in this Agreement). This obligation will include, but is not limited to, obtaining the Company’s consent prior to performing tasks for Customers or Third Parties outside of customary duties for the Company, giving speeches or writing articles about the business of the Company, or improperly using the Company’s name.

6.	Termination of Employment

6.1

The Company reserves the right to terminate your employment under this Agreement at any time for any reason. Should your employment be terminated for cause, then you will not be entitled to any advance notice of termination or severance pay in lieu thereof. Should you be terminated for reasons other than cause then you will be entitled to all of your accrued and unpaid vacation and advance notice of your termination, or severance pay in lieu thereof, or any combination of advance notice and severance pay, in accordance with the following:

6.1.1

For the first 12 months of employment under this Agreement, subject to paragraphs 6.3 and 6.4 below, you will be entitled to receive notice and/or a severance payment in lieu of notice consistent with IWS Canada’s current policy for termination of employment for executives of level 205 [four (4) weeks’ notice per completed year of service plus 12 weeks to a total maximum of 52 weeks], subject only to greater notice as required by the Employment Standards Act, R.S.B.C. 1996, as amended from time to time, or other applicable Employment Standards legislation.

6.1.2

After the first 12 months of employment under this Agreement, subject to paragraphs 6.3 and 6.4 below, you will be entitled to receive notice and/or a severance payment in lieu of notice in accordance with the Change Healthcare Operations, LLC policy for termination of employment for executives with a similar executive position as yours, to a total maximum of 52 weeks, subject only to greater notice as required by the Employment Standards Act, R.S.B.C. 1996, as amended from time to time, or other applicable Employment Standards legislation

The Registrant has requested confidential treatment of this draft registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

6.1.3

For further certainty, paragraphs 6.1.1 and 6.1.2 are not cumulative. Paragraph 6.1.1 only applies during the first 12 months of this Agreement. Paragraph 6.1.2 applies after the first 12 months of this Agreement.

6.1.4

For the purposes of this paragraph 6.1, “cause” shall include, but not be limited to, anything which constitutes just cause for termination of employment including, without limiting the generality of the foregoing:

6.1.4.1	the willful failure by you to carry your duties properly;

6.1.4.2	the engaging by you in any act which is materially injurious to the Company, financially or otherwise;

6.1.4.3	the engaging by you in any act of dishonesty resulting or intended to result, directly or indirectly, in personal gain to you at the Company’s expense; or

6.1.4.4	any other grounds that would constitute “Cause” or “Just Cause” at law.

6.2	The notice provided to you upon termination of your employment with the Company can be actual working notice, or pay in lieu thereof, or any combination of the two.

6.3

Apart from any notice or amounts required to be paid pursuant to the applicable Employment Standards legislation, the Company may pay any amounts either as a lump sum or may continue to provide you with your regular pay on regularly scheduled pay dates until such time as all amounts payable have been fully paid. The periodic payments are subject to your duty to mitigate.

6.4	Nothing in this paragraph affects your duty to mitigate, and you are expected to, and you agree that you will, fulfill your duty to mitigate upon termination of your employment by the Company.

6.5

The notice and/or payments as set out above together with any accrued and unpaid vacation, any Variable Compensation payable pursuant to the specific terms and conditions of the specific Variable Compensation plans, and the relocation benefits set out in the International Assignment Letter shall be the only notice and/or payments required to be made to you upon termination of your employment, without cause.

6.6

The notice and payment in lieu provisions set out above are inclusive of and not in addition to any notice or payment in lieu of notice to which you may be entitled under the applicable Employment Standards legislation. In no case shall you receive less notice or payment in lieu of notice than that to which you are entitled under the applicable Employment Standards legislation. If you are entitled to a greater period of notice or payment in lieu of notice pursuant to the applicable Employment Standards legislation, or further payments or benefits, such notice, payment or entitlement shall be provided and shall constitute your full entitlement under this Agreement.

The Registrant has requested confidential treatment of this draft registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

6.7

It is agreed that the amount of notice specified in the termination provision contained in this Agreement is reasonable, that no other payment is required by the Company and that the notice, or alternatively, payment, satisfies all notice (including statutory and common law) and severance obligations regarding termination of employment from the Company.

6.8

You agree that, unless otherwise required by relevant Employment Standards legislation, all benefits provided to you as a result of your employment with the Company will cease upon your last day of employment with the exception of repatriation pursuant to the International Assignment Letter.

6.9

Upon the termination of your employment under this Agreement, you agree that the Company’s liability to you shall be limited to all accrued and unpaid portions of your salary to the date of termination, any accrued but unused or unpaid vacation any Variable Compensation payable pursuant to the specific terms and conditions of the specific Variable Compensation plans, and those amounts as set out in Paragraph 6.1 above.

6.10

In the event that the minimum standards in the Employment Standards Act, R.S.B.C. 1996, as amended from time to time, or other applicable Employment Standards legislation, are more favorable to you, including but not limited to the provisions herein in respect of notice of termination, minimum wage or vacation entitlement than provided for in this Agreement, the provisions of the Employment Standards Act shall apply but this Agreement shall remain in force and shall be deemed to be amended only by such increases in the Employment Standards Act.

6.11

The Company reserves the right to withdraw this offer of employment or terminate you from ongoing employment without paying you any damages or other compensation, if the references it receives from your former employer(s) or other referrers are not satisfactory or if you have misrepresented in any way your qualifications or previous employment history.

7.	Resignation

7.1

You may terminate this Agreement and your employment upon giving the Company three months written notice of resignation of your employment. Upon the effective date of your resignation, the Company shall not be obligated to make any further payments under this Agreement. On the giving of such notice by you, or at any time thereafter, the Company shall have the right to elect to immediately terminate your employment, and upon such election, shall provide to you:

7.1.1	Payment of a lump sum equal to the base salary for the three months or for such proportion of the three months that remain outstanding at the time of such election;

The Registrant has requested confidential treatment of this draft registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

7.1.2

Any Variable Compensation payable in respect of performance during the fiscal year ending prior to the date of resignation as permitted under the terms and conditions of the applicable Variable Compensation plans;

7.1.3	Any accrued and unpaid vacation pay;

7.1.4

Continuance of such of the benefits as permitted to be continued by your benefits carriers, except long-term disability insurance, for the three months or for such proportion of the three months that remain outstanding at the time of such election; and

7.1.5	Subject to all necessary approvals, vesting of stock options for the three months or for such proportion of the three months that remain outstanding at the time of such election.

8.	Exit Interview

8.1

Upon termination of this Agreement, for any reason, you will, if requested, participate in an exit interview with the Company and reaffirm in writing your obligations in this Agreement. You will provide the Company with the name and address of your new employer, and will supplement that information as required during the term of any post-employment restrictions.

9.	Return of Property

9.1

Upon termination of this Agreement, for any reason, you agree to deliver or cause to be delivered to the Company all property belonging to the Company or for which the Company is liable to others, which is in either’s possession, charge, control or custody including, but not limited to, sales records, client lists, internal Company memoranda, Company correspondence and all photocopies and electronic copies thereof.

10.	Confidential Information

10.1	Confidentiality of Company Information, Customer Information, and Third Party Information

10.1.1

You will not, during and after your employment with the Company, directly or indirectly, disclose to any person or entity, or use, except for the sole benefit of the Company, any of the Company’s confidential, proprietary or trade secret information (“Company Information”) for so long as such Company Information remains proprietary or confidential. Company Information includes any information or material learned or obtained by you as a consequence of your employment, not generally known to the public, and which (i) is generated or collected by or used in the operations of the Company and relates to the actual or anticipated business of the Company or the Company’s actual or prospective customers and potential customers (“Customers”) or third parties,

The Registrant has requested confidential treatment of this draft registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

including, vendors, suppliers, contractors, consultants, partners, or others with which the Company does business (“Third Parties”) or (ii) is suggested by or results from any task assigned to you by the Company or work performed by you for or on behalf of the Company, any Customer, or any Third Party. For purposes of this Agreement, a potential Customer is one to which a presentation, proposal or other contact for the purpose of soliciting business was made by you or any person in the reporting segment in which you work or have worked within one (1) year of your termination of employment from the Company for any reason. Company Information will not be considered generally known to the public if revealed improperly to the public by you or others.

10.1.2

For the purposes of this Agreement, without limiting the foregoing, Company Information includes, but is not limited to, the Company’s research and development plans or projects, data and reports, computer materials such as programs, instructions, source and object code, printouts, formulas, inventions, developments and discoveries, product testing information, data compilations, development databases, business improvements, business plans (whether pursued or not), business proposals, ideas, budgets, unpublished financial statements, licenses, pricing strategy and cost data, margins, goodwill, legal opinions and advice, legal strategies and assessments, assessments of intellectual property, privileged information, non-personal employee information including payroll, compensation, and benefits information, protected health information as defined in any and all applicable and relevant legislation and regulations in Canada and the United States of America (“USA”), including, but not limited to, 45 C.F.R. 164.501 and other sensitive or legally protected information of individuals (“PHI”), including, but not limited to, employees of the Company, the identities of the Company’s Customers, the identities of contact persons of the Company’s Customers, the particular preferences, likes, dislikes and needs of Customers and Customers’ contact persons, sales terms or service plans, strategies, forecasts, know-how, and other marketing techniques, the identities of the Company’s Third Parties, the identities of contact persons of the Company’s Third Parties, the particular preferences, likes, dislikes and needs of Third Parties and Third Parties’ contact persons, sales terms or service plans, strategies, forecasts, know-how, and other marketing techniques.

10.1.3

During your employment you may have access to and/or receive confidential or proprietary information that the Company has received from Customers, including, but not limited to, trade secrets, and PHI (“Customer Information”) and, confidential or proprietary information that the Company has received from Third Parties, including, but not limited to, trade secrets, and PHI (“Third Party Information”). You understand the Company has a duty to maintain the confidentiality of all

The Registrant has requested confidential treatment of this draft registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Customer Information and Third Party Information, and to use it only for certain limited purposes. As such, during and after your employment with the Company, you agree to hold all Customer Information and Third Party Information received by you in the same confidence as you agree to hold Company Information. Accordingly, you will not, during and after your employment with the Company, directly or indirectly, disclose to any person or entity, or use, except for the sole benefit of the Company, any such Customer Information or Third Party Information.

10.1.4

The confidentiality obligations in this Agreement will not prohibit you from divulging Company Information, Customer Information, or Third Party Information by order of a court or agency of competent jurisdiction or as required by law. You will promptly inform the Company’s legal department in writing of any such situations and will take reasonable steps to prevent disclosure of the same until the Company has been informed of such compelled disclosure and has had a reasonable opportunity to seek a protective order. However, nothing in this Agreement shall impede or prohibit you from communicating, cooperating or complaining to any federal, state, or local governmental or law enforcement branch, agency or entity with respect to possible violations of regulations that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. You do not need the prior authorization of the Company regarding any such communication or disclosure. Notwithstanding the foregoing, under no circumstance are you authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product without prior written consent from the Company and its attorneys.

10.1.5

For the purposes of any duties and responsibilities you have in, or relating to the USA and wherever laws in the USA applies to you or services that you provide to the Company, under the Defend Trade Secrets Act of 2016, you understand that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. Nothing contained herein will waive, limit or affect any rights of the Company under any applicable trade secrets laws, including Defend Trade Secrets Act of 2016, which will be enforceable separate and apart from this Agreement.

The Registrant has requested confidential treatment of this draft registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

10.2	No Improper Use of Information of Prior Employers, the Company, and Others

10.2.1

You will not disclose to the Company, or use in your work for the Company, any confidential information and/or trade secrets belonging to others, including without limitation, your prior employers, or any prior inventions made by you and which the Company is not otherwise legally entitled to learn of or use. “Prior employers” includes McKesson Corporation and all of its subsidiaries and affiliates, (collectively “McKesson”), with the exception of any entities that are transitioning to the Company. Accordingly, you agree that in the event McKesson is a former employer, you may not use or disclose to the Company any confidential information and/or trade secrets that belong to McKesson, its Customers or Third Parties, or any of the businesses being retained by McKesson. Furthermore, you are not subject to any restrictive covenants and/or obligations that would prevent you from fully performing your duties for the Company. The Company may contact any employer or prospective employer of yours to inform them of your obligations under this Agreement, and for five (5) years after termination of your employment from the Company for any reason, you will provide this Agreement to all subsequent employers. You will not publish or submit for publication any article relating to Company products, development projects or other aspects of Company business without an officer of the Company’s prior written permission.

10.3	Ownership, Control, and Custody of Company Information, Customer Property, and Third Party Information

10.3.1

All tangible and electronic materials (whether originals or duplicates), including, but not limited to, computer, telephone, or smart-device information and files, notebooks, reports, proposals, price lists, lists of actual or potential Customers or Third Parties, talent lists, formulae, prototypes, tools, equipment, models, specifications, technical data, methodologies, research results, test results, financial data, contracts, agreements, correspondence, documents, computer disks, software, computer printouts, information stored electronically, memoranda, and notes in your possession or control which relate to the Company’s business and which are furnished to you by or on behalf of the Company or which are prepared, compiled or acquired by you while working with or employed by the Company (“Company Property”) will be the sole property of the Company. You will at any time upon the request of the Company, and no later than two (2) business days after termination of your employment with the Company, for any reason, deliver all Company Information, Customer Information, Third Party Information, and Company Property, to the Company, and will not retain any originals

The Registrant has requested confidential treatment of this draft registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

or copies of the same. Except to the extent approved by the Company or required by your bona fide job duties for the Company, you will not copy or remove any Company Information, Customer Information, Third Party Information, or Company Property from any of the Company’s places of business, any of the places of business of a Customer, or any of the places of business of a Third Party, and you will not provide the same to any competitor of the Company unless specifically required by your bona fide job duties while employed by the Company. Further, any Company Information, Customer Information, Third Party Information, or Company Property, wherever located, including any disk and other storage media, computer, telephone, or smart-device information and files, filing cabinets, or lockers, is subject to inspection by the Company at any time during your employment and after, with or without notice.

10.4

You recognize and agree that except as otherwise provided in this Agreement, there is no expectation of privacy on any Company equipment or for any information that is transmitted through the computer systems or other technologies of the Company.

10.5

You agree that during your employment, you may acquire information regarding the health care records of patients. You agree that this information is Confidential Information and agrees that, except as required by law, or otherwise addressed above, you shall keep such information strictly confidential.

10.6	Your obligations in Sections 10.1 to 10.5 shall continue beyond your termination of employment with the Company.

11.	Disclosure of Discoveries, Ideas and Inventions

11.1

You assign to the Company (or as the Company should direct) your entire right, title and interest in any Company Information, or any idea, formula, invention, discovery, design, drawing, process, method, technique, device, improvement, computer program and related documentation, technical and non-technical data, work of authorship, patent, or patent application (collectively, “Developments”), which you may solely or jointly conceive, write or acquire in whole or in part while you are working for the Company, and for six (6) months thereafter, and which relate to the actual or anticipated business or research or development of the Company, or which are suggested by or result from any task assigned to you or work performed by you for or on behalf of the Company, whether or not such Developments are made, conceived, written or acquired during normal hours of work or using Company facilities, and whether or not such Developments are patentable, copyrightable or susceptible to other forms of protection. The term “Developments” does not apply to any development for which no equipment, supplies, facilities or trade secret, proprietary or Company Information of the Company was used, and which was developed entirely on your own time unless (a) the development relates (i) to the actual or anticipated business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the development results from any work performed by you for the Company. Any intellectual property right in any Developments and related documentation or works of authorship which are created within the scope of your employment with the Company are owned by the Company (or as the Company should direct).

The Registrant has requested confidential treatment of this draft registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

11.2

You will promptly disclose any Developments to the Company, including following the Company’s policies and procedures in place for that purpose, and you will, at the Company’s request, promptly execute a specific assignment of title and such other documents as may reasonably be requested by the Company for the purpose of vesting, confirming or securing title to the Developments, and you will do anything else reasonably necessary, at the Company’s sole and reasonable expense, to enable the Company to secure a patent, copyright or other form of protection in Canada, the USA and in other countries even after the termination of your employment with the Company. If the Company is unable, after reasonable effort, to secure your signature or other action, whether because of your physical or mental incapacity or for any other reason, then you irrevocably designate and appoint the Company as your duly authorized agent and attorney-in-fact, to act for and on your behalf and stead to execute any such document and take any other such action to secure the rights and title to the Developments.

11.3

You have identified on Exhibit B attached to this Agreement all developments in which you have any right, title or interest, and which were made, conceived or written wholly or in part by you prior to your relationship with the Company and which relate to the actual or anticipated business or research or development of the Company. You represent that you are not a party to any agreements which would limit your ability to work for the Company or to assign Developments as provided for in this Agreement. You completed Exhibit B to this Agreement fully, completely, and in good faith.

11.4

Your obligations in Paragraph 11.1 to 11.3 shall continue beyond your termination of employment with the Company, for any reason, with respect to Developments authored, conceived or made by you during the entire course of your employment with the Company (or as otherwise detailed above) and shall be binding upon your assigns, executors, administrators and other legal representatives.

12.	Non-Competition

12.1

During your employment with the Company, and for twelve (12) months thereafter, you will not, in the Restricted Area (as defined below) within the USA and Canada, directly or indirectly, on behalf of yourself or any other person, company or entity, offer, provide, solicit, sell, or participate in offering, soliciting, providing, or selling, products or services competitive with or similar to products or services offered by, developed by, designed by, or distributed by, the Company to any person, company or entity which was a Customer for such products or services, and with which you had direct or material contact regarding such products or services at any time during the eighteen (18) months preceding the termination of your employment with the Company, for any reason. For the purposes of this paragraph, the “Restricted Area” is the geographic area where you provided services to the Company during the 18 months preceding the termination of my employment with the Company. You agree that at the time of execution of this Agreement, the Restricted Area encompasses the state of Massachusetts.

The Registrant has requested confidential treatment of this draft registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

12.2

During your employment with the Company, and for twelve (12) months thereafter, you will not, in the Restricted Area (as defined in paragraph 11.1 above) within the USA or Canada directly or indirectly, on behalf of yourself or in conjunction with any other person, company or entity, own (other than less than five (5) percent ownership in a publicly traded company), manage, operate, or participate in the ownership, management, operation, or control of, or be employed with the following entities which you agree are in competition with the Company: Epic Systems, Inc., Cerner Corporation, TriZetto, Optum/United; GE Healthcare, Philips Healthcare, Fujifilm Medical Systems, or Carestream Health, with which you would hold a position with responsibilities similar to any position you held with the Company during the eighteen (18) months preceding the termination of your employment with the Company or in which you would have responsibility for and access to Company Information similar or relevant to that which you had access to during the eighteen (18) months preceding the termination of your employment with the Company, for any reason.

12.3

During your employment or relationship with the Company and for twelve (12) months thereafter, you will not, nor will you assist any third party to, directly or indirectly (i) raid, hire, solicit, or attempt to persuade any current or former employee of the Company or any person who was an employee of the Company during the six (6) months preceding the termination of your employment or relationship with the Company, who possesses or had access to Company Information, Customer Information, Third Party Information, and/or Company Property, to (i) leave the employ of or terminate a relationship with the Company; (ii) interfere with the performance by any such persons of their duties for the Company; or (iii) communicate with any such persons for the purposes described in items (i) and (ii) in this paragraph.

12.4

During your employment with the Company and for twelve (12) months thereafter, you will not, in the Restricted Area (as defined in paragraph 12.1 above) within the USA or Canada, directly or indirectly, on behalf of yourself or any other person, company or entity, participate in the research or development of any products or services, competitive with products or services of the Company, for which you had research or development responsibilities during the twenty-four (24) months preceding the termination of your employment with the Company, for any reason.

13.	Equitable Relief

13.1

You acknowledge that the restrictions contained in paragraphs 10, 11 and 12 of this Agreement are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions, that the business of the Company is international in scope and that any violation of any provision of those paragraphs could result in irreparable injury to the Company.

The Registrant has requested confidential treatment of this draft registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

13.2

You agree that, in the event you violate any of the restrictions referred to in paragraphs 10, 11, and 12 the Company shall be entitled to preliminary and permanent injunctive relief and any other remedies in law or in equity which the court deems fit.

14.	Personal Data And Privacy

14.1	You consent that:

14.1.1	the personal data relating to you may be maintained and stored by the Company electronically or in any other form and may be stored outside of Canada; and

14.1.2	the personal data relating to you may be freely transferred and shared between the Company and all of its related entities irrespective of where the offices of such entities are physically located.

14.2	You acknowledge and agree that the Company has the right to collect, use and disclose personal information of you for purposes relating to your provision of services to the Company, including:

14.2.1	ensuring that you are paid for the services;

14.2.2

administering any benefits to which you are or may become entitled to, including medical, dental, disability and life insurance benefits and/or share options. This shall include the disclosure of any of your personal information to any insurance company and/or broker or to any entity that manages or administers the Company’s benefits on behalf of the Company

14.2.3	to ensure compliance with any regulatory reporting;

14.2.4	enforcing the Company’s policies including those relating to the proper use of the electronic communications network and to comply with applicable laws;

14.2.5	marketing efforts on behalf of the Company including, but not limited to, client targets and use on the Company web site; and

14.2.6	access control devices used by the Company.

The Registrant has requested confidential treatment of this draft registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

15.	Cooperation

15.1

You will cooperate in the truthful and honest prosecution and/or defense of any third party claim in which the Company may have an interest subject to reasonable limitations concerning time and place, which may include without limitation participating in any proceeding involving the Company, being interviewed by representatives of the Company, appearing for depositions and testimony without requiring a subpoena, and producing and/or providing any documents or names of other persons with relevant information; provided that, if such services are required after the termination of your employment with the Company, the Company will provide you reasonable compensation for the time actually expended in such endeavors and will pay your reasonable expenses incurred at the prior and specific request of the Company.

16.	Survival

16.1

The provisions of paragraphs 10-21 of this Agreement will survive the termination of your employment for any reason, and the assignment of this Agreement by the Company to any successor in interest or other assignee.

17.	Successors and Assigns

17.1

The rights and/or obligations in this Agreement may be assigned by the Company without your consent, and such assigned rights and/or obligations will bind and inure to the benefit of the Company’s successors, assigns, and representatives. This Agreement is binding upon you, your heirs, executors, administrators and other legal representatives.

18.	Acknowledgment of Obligations

18.1

Your obligations under this Agreement are in addition to, and do not limit, any obligations concerning the same subject matter arising under applicable law including, without limitation, common law relating to fiduciary duties, duties of fidelity, honesty, and good faith, common law and statutory law relating to trade secrets.

19.	Acceptance

19.1

This Agreement is accepted by you through your original or electronic signature. The Company is deemed to have accepted this printed Agreement in Vancouver, British Columbia, Canada (no handwritten changes unless expressly accepted by the Company) as evidenced by your employment with the Company, the payment of wages or any monies to you, the provision of benefits to you, or by the Company’s original or electronic execution of this Agreement, following your acceptance.

20.	Choice of Law, Venue, Injunctive Relief, and Attorney’s Fees.

20.1

This Agreement is deemed to have been made in the City of Vancouver, British Columbia, Canada, and will be governed by the laws of the province of British Columbia without regard to its conflicts of law provisions. You hereby consent to, and waive any objection to, personal jurisdiction and venue in any courts in the City

The Registrant has requested confidential treatment of this draft registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

of Vancouver, province of British Columbia, Canada, for the purpose of any action to construe or enforce this Agreement and/or to recover damages for the Company’s breach thereof. You agree that any dispute arising from this Agreement, including, but not limited to, issues of breach, enforceability, damages or modification, will be decided only in a court sitting in or covering the City of Vancouver, province of British Columbia, Canada, which you expressly agree is the exclusive venue for any such action. You understand and agree that it is a legitimate business interest of the Company to have its agreements for Canadian employees governed by the same law for the sake of uniformity and consistency, and that British Columbia, Canada is a reasonable and appropriate choice of law. In the event of a breach or a threatened breach of this Agreement by you, you agree and acknowledge that the Company will face irreparable injury which may be difficult to calculate in dollar terms and that the Company will be entitled, in addition to remedies otherwise available at law or in equity, to temporary restraining orders and preliminary and permanent or final injunctions without the posting of a bond enjoining such breach or threatened breach. You agree to pay the Company’s reasonable attorney’s fees and costs incurred as a result of successfully enforcing this Agreement against you.

21.	Entire Agreement, Amendment, and Severability

21.1

This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter and/or as specifically provided for herein. You have been given an opportunity to have this Agreement reviewed by your attorney, and you are not relying on legal advice provided by the Company or any Company personnel. Further, you have not, will not, and cannot, rely on any representations not expressly made in this Agreement. No waiver of any breach of any provision of this Agreement by the Company will be effective unless it is in writing and no waiver will be construed to be a waiver of any succeeding breach or as a modification of such provision. The terms of this Agreement will not be amended by you or the Company except by the express written consent of the Company and you. The provisions of this Agreement will be severable and if any provision of this Agreement is found by any court to be unenforceable, in whole or in part, the remainder of this Agreement will be enforceable and binding on the parties. You agree that the court may modify any invalid, overbroad or unenforceable term of this Agreement so that such term, as modified, is valid and enforceable to the fullest extent permitted under applicable law and is authorized to extend the length of this Agreement for any period of time in which you are in breach of this Agreement or as necessary to protect the legitimate business interests of the Company. Any subsequent change in your duties, title, salary or compensation will not affect the validity, enforceability, or scope of this Agreement.

Kindly signify your acceptance of the terms and conditions under which the Company is offering you employment by signing and dating the duplicate copy of this Agreement and returning same to me prior to March 1, 2017.

The Registrant has requested confidential treatment of this draft registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Congratulations and thank you for your continued commitment to IWS Canada and Change Healthcare.

Sincerely,

NEIL DE CRESCENZO

PRESIDENT AND CEO

The Registrant has requested confidential treatment of this draft registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

I hereby acknowledge and confirm that I have had sufficient opportunity to read and understand all of the terms and conditions outlined in this Agreement and I have had a reasonable opportunity to seek such legal, financial or other advice as I deemed necessary and appropriate. I hereby acknowledge and confirm that I have received good and valuable consideration for entering into this Agreement.

I hereby accept and agree to all of the terms and conditions outlined in this Agreement. 1 sign this Agreement freely and voluntarily, without any pressure, duress or undue influence. I have not relied upon any representations, inducements or statements (oral, written or otherwise) which are not contained in this Agreement.

/s/ Rod O’ Reilly
Rod O’Reilly

02/27/2017
Date